IDENTIVE GROUP NAMES JASON HART EXECUTIVE VICE PRESIDENT IDENTITY MANAGEMENT AND CLOUD SOLUTIONS

SANTA ANA, Calif. and ISMANING, Germany, April 4, 2012 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the identification, security and RFID industries, today announced that effective April 1, 2012, Jason Hart has been appointed executive vice president for Identity Management and Cloud Solutions.

“By unifying our activities and expertise in IT and physical access control along with our new NFC solutions and cloud technologies, we take advantage of our established structures and market position. This is particularly important as we expand into emerging opportunities with SaaS-based access solutions as well as NFC applications,” said Ayman S. Ashour, chairman and CEO of Identive. “Jason’s experience and track record as a true pioneer in secure ID has enabled us to launch the world’s first secure cloud-based Identity as a Service solution combining cyber and physical access control requirements.”

Hart is a recognized entrepreneur with strong credentials as a successful innovator and sales leader with 22 years experience in the security and IT industry. He co-founded idOnDemand, which was acquired by Identive in 2011. Previously, he was CEO and a director of ActivIdentity, a provider of identity assurance and strong authentication solutions, where earlier he served as senior vice president Sales, Marketing, Professional Services and Product Management. Prior to this, Hart was the founder and CEO of Protocom Development Systems Inc., an identity management software security business acquired in 2005 by ActivCard, later ActivIdentity. In 2003 Hart was recognized by Deloitte & Touche for his software export achievements.In 2002, Hart was recognized by Ernst & Young as the Australian Young Entrepreneur of the Year and was a member of the judging panel in 2005, 2006 and 2007.

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“Modern enterprises globally are looking to enhance the security of their physical and cyber access systems while simplifying the management of user identities and privileges. Aligning our strong IP base and go-to-market strategies for identity management will help us address these trends in complementary ways, at different touch points in the market. It will also enable us to streamline costs and optimize our development and sales resources,” said Hart. “I am excited to take on this expanded role within the company and look forward to extending Identive’s footprint in access, mobile and cloud solutions.”

About Identive

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, NFC and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education, healthcare and transportation sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. For additional info visit: www.identive-group.com.

Contacts:
Darby Dye	Lennart Streibel
+1 949 553-4251	+49 89 9595 5195
ddye@identive-group.com	lstreibel@identive-group.com